                                                   ---------------------------
                                                          OMB APPROVAL
                                                   ---------------------------
                                                   OMB number:        3235-0145
                                                   Expires:   December 31, 1997
                                                   Estimated average burden
                                                   hours per response... 14.90
                                                   ---------------------------




                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934



                             Notify Corporation
        -------------------------------------------------------------
                              (Name of Issuer)

                                Common Stock
             ---------------------------------------------------
                       (Title of Class of Securities)

                                 669956 10 4
                  -----------------------------------------
                               (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 4 Pages

-----------------------                                  ---------------------
  CUSIP NO. 669956-10-4                 13G                PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Paul F. DePond
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      USA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            491,731/1/

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          N/A
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             491,731/1/

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          N/A
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      491,731/1/

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      13.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

-------------------------
/1/ Includes 85,792 shares issuable upon exercise of currently exercisable
    Warrant.

CUSIP NO. 669956-10-4                                          PAGE 3 OF 4 PAGES


ITEM 1(a) Name of Issuer:

          Notify Corporation

      (b) Address of Issuer's Principal Executive Offices:

          1054 S. DeAnza Blvd., Suite 105
          San Jose, CA 95129

ITEM 2(a) Name of Person(s) Filing:

          Paul F. DePond

      (b) Address of Principal Business Office or, if none, Residence:

          1054 S. DeAnza Blvd., Suite 105
          San Jose, CA 95129

      (c) Citizenship:

          USA

      (d) Title of Class of Securities:

          Common Stock

      (e) CUSIP Number:

          669956 10 4

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b), CHECK WHETHER THE PERSON IS A: N/A

          (a)  [_]  Broker or Dealer registered under Section 15 of the Act

          (b)  [_]  Bank as defined in section 3(a)(6) of the Act

          (c)  [_]  Issuance Company as defined in section 3(a)(19) of the Act

          (d) [_] Investment Company registered under section 8 of the Investment Company Act

          (e) [_] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

          (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see Section 240.13d(b)(1)(ii)(F)

          (g)  [_]  Parent Holding Company in accordance with
                    Section 240.13d-1(b)(1)(ii)(G). (Note: See Item 7)

          (h)  [_]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

ITEM 4    OWNERSHIP

          (a) Amount Beneficially Owned:

              491,731

          (b) Percent of Class:

              13.5%

          (c) Number of shares as to which such person has:

              i)   sole power to vote or to direct the vote - 491,731

              ii)  shared power to vote or to direct the vote - N/A

              iii) sole power to dispose or to direct the disposition of
                   - 491,731

              iv)  shared power to dispose or to direct the disposition of
                   - N/A

ITEM 5    OWNERSHIP OF FIVE PERCENT LESS OF A CLASS:

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

          N/A

ITEM 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

          N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          N/A

ITEM 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          N/A

ITEM 9    NOTICE OF DISSOLUTION OF THE GROUP

          N/A

CUSIP NO. 669956 10 4                                         PAGE 4 OF 4 PAGES

ITEM 10

          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                  SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                February 17, 1998
                                -----------------------------------------------
                                                     Date

                                 /s/ Paul F. DePond
                                ------------------------------------------------
                                                   Signature

                                 President, Chief Executive Officer and Chairman
                                ------------------------------------------------
                                                   Name/Title